Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference of our report dated February 18, 2022 on the consolidated financial statements of Crystal Financial LLC; which report appears in the annual report on Form 10-K of SLR Investment Corp. dated March 1, 2022, in the Registration Statement on Form N-2 (No. 333-255662) of SLR Investment Corp.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania

March 1, 2022